Exhibit 99.2

Roxadustat CHINA PHASE 3 TRIAL FOR TREATMENT OF ANEMIA

in CHRONIC KIDNEY DISEASE PATIENTS NOT On DIALYSIS

Published In THE new england journal of medicine (NEJM)

-- One of Two Concurrent Publications of Roxadustat China Phase 3 Results in

The New England Journal of Medicine --

SAN FRANCISCO, July 24, 2019 - FibroGen, Inc. (NASDAQ: FGEN) today announced publication of results from the Phase 3 trial of the efficacy and safety of roxadustat treatment compared to placebo for anemia in non-dialysis patients (NDD) with chronic kidney disease (CKD) in the People’s Republic of China (China) in the New England Journal of Medicine (NEJM)1. In this study, roxadustat met its primary efficacy endpoint for anemia correction by achieving a statistically significant increase in mean hemoglobin level from baseline to hemoglobin level averaged over Weeks 7 through 9. The efficacy of roxadustat in hemoglobin correction and maintenance was maintained during the open-label period of Weeks 9 through 26.

“In China, there is a growing advanced stage CKD population. Anemia management, especially in those patients not receiving dialysis, has been challenging as the current injectable therapies require frequent administration at medical facilities, leaving a significant proportion of patients untreated. This orally available medicine, roxadustat, the first-in-class HIF-PHI, has the potential to address this medical need,” said Professor Nan Chen, Department of Nephrology, Institute of Nephrology, Ruijin Hospital, Shanghai Jiao Tong University School of Medicine, Shanghai.

“An accessible anemia therapy like roxadustat is much needed for anemic CKD patients in both urban and countryside areas. We look forward to the addition of the treatment of anemia in non-dialysis dependent CKD patients to the roxadustat label,” said Professor Chuanming Hao, M.D., Ph.D., Division of Nephrology, Huashan Hospital Fudan University, Shanghai.

Anemia in CKD is associated with cardiovascular disease, hospitalization, cognitive impairment, and reduced quality of life, and has been shown consistently to be associated with an increased risk of mortality 2.

The trial (FGCL-4592-808) featured an 8-week double-blind placebo-controlled initial treatment period in which roxadustat was compared to placebo in non-dialysis dependent CKD patients with anemia in China1. Following this initial period, all patients continuing the study received roxadustat for an 18-week open-label treatment period. Notably, parenteral iron was restricted in these patients except as a rescue therapy. The primary endpoint was the average change in hemoglobin from baseline to Week 7 through 9.

Randomized Double-Blind Phase (First 8 Weeks)

For the initial double-blind period, 154 patients were randomized to roxadustat (n=102) and placebo (n=52), respectively.

•

The primary endpoint was met, as the mean change in hemoglobin from baseline (8.9 g/dL) to Weeks 7-9 was +1.9 g/dL in the roxadustat group, significantly greater improvement compared to the placebo group with -0.4 g/dL (p<0.001) .

Exhibit 99.2

•	Secondary endpoints:
o

A higher percentage of patients showed hemoglobin response (defined as a hemoglobin increase of ≥1.0 g/dL from baseline) at Week 9, with a responder rate of 84% (85 of 101) of roxadustat-treated patients compared to 0% (none of 50) in the placebo group , for a between-group difference of 84 percentage points (95% CI, 75 to 91).

o

A higher percentage of roxadustat-treated patients achieved average hemoglobin level of ≥10 g/dL at Weeks 7–9, with 67% in the roxadustat group compared to 6% in the placebo group, for a between-group difference of 61 percentage points (95% CI, 47 to 72).

o

Patients receiving roxadustat had a significant reduction in hepcidin with a change from baseline to Week 9 of -56.14 ng/mL, compared to -15.10 ng/ml in the placebo group, for a between-group difference of -49.77 ng per milliliter (95% CI, -66.75 to -32.79).

o

Significant reduction of LDL cholesterol level with a change from baseline to Week 9 of -25.3 mg/dL was seen in the roxadustat group, compared to -5.8 mg/dL in the placebo group, for a between-group difference of -21.2 mg/L (-0.5 mmol/L; 95% CI, -0.8 to -0.3).

Open-Label Phase (Weeks 9 through 26)

Following completion of the 8-week randomized period, 87 patients from the roxadustat group and 44 patients from the placebo group participated in the 18-week open-label phase, in which all the patients received roxadustat.

•

In those patients initially randomized to the roxadustat group (n=87), efficacy was maintained. The mean hemoglobin at Weeks 23-27 was maintained at +1.9 g/dL above baseline, and 84% of those patients achieved hemoglobin ≥11.0 g/dL during the 26-week treatment period.

•

In those patients crossed over from the placebo group (n=44), anemia correction was demonstrated by achieving a 2.0 g/dL increase in hemoglobin from baseline averaged over Weeks 23-27, with 72% of the patients achieving hemoglobin ≥11.0 g/dL during the treatment period.

The most frequent treatment-emergent serious adverse events were typical of those among patients with chronic kidney disease.

“Publication of these data in the New England Journal of Medicine underscores the potential of roxadustat as an innovative and critically needed therapy for CKD patients not on dialysis, as well as for CKD patients on dialysis, for whom the National Medical Products Administration in China has already approved use of roxadustat to treat anemia of CKD,” said K. Peony Yu, M.D., Chief Medical Officer of FibroGen. “We are grateful for the collaboration and commitment shown by the investigators and patients who participated in the study.”

Roxadustat was approved by the National Medical Products Administration (NMPA) in China for patients with chronic kidney disease receiving dialysis in December 2018, and is currently under review by the NMPA for the treatment of anemia in CKD patients not receiving dialysis (China Approved Drug Name: 罗沙司他; Chinese brand name: 爱瑞卓®).

In addition, FibroGen today announced a second publication in the NEJM of results from the China Phase 3 trial of the efficacy and safety of roxadustat treatment compared to epoetin alfa for anemia in dialysis-dependent CKD patients 3.

Exhibit 99.2

About Roxadustat

Roxadustat (FG-4592), discovered by FibroGen, is a first-in-class, orally administered small molecule currently approved in China for the treatment of anemia in CKD patients on dialysis. Roxadustat is a HIF-PH inhibitor that promotes erythropoiesis through increasing endogenous production of erythropoietin, improving iron regulation, and overcoming the negative impact of inflammation on hemoglobin syntheses and red blood cell production by downregulating hepcidin. Administration of roxadustat has been shown to induce coordinated erythropoiesis, increasing red blood cell count while maintaining plasma erythropoietin levels within or near normal physiologic range in multiple subpopulations of CKD patients, including in the presence of inflammation and without a need for supplemental intravenous iron.

Astellas and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in territories including Japan, Europe, the Commonwealth of Independent States, the Middle East, and South Africa. AstraZeneca and FibroGen are collaborating on the development and commercialization of roxadustat for the treatment of anemia in the U.S., China, and other markets in the Americas and in Australia/New Zealand as well as Southeast Asia.

About Anemia Associated with CKD in China

Anemia commonly develops in association with chronic kidney disease and is linked to significant morbidity and mortality in both the dialysis and non-dialysis populations. Although CKD may occur at any age, it is more common in aging populations, and its prevalence is increasing. CKD can be both a cause and a consequence of cardiovascular disease and is a critical healthcare issue. There is no treatment available that is curative or can stop kidney deterioration.

In China, 120 million people have chronic kidney disease 4. Anemia is a complication of chronic kidney disease, is associated with morbidity and mortality 5, 6 and remains undertreated in non-dialysis chronic kidney disease patients worldwide due to delayed nephrology referral 7 and concerns over erythropoiesis stimulating agent safety 8-10.

About Study FGCL-4592-808

FGCL-4592-808 is a double-blind, placebo-controlled multi-center Phase 3 study in 154 patients not on dialysis, who were randomized 2:1 to roxadustat or placebo for the first eight weeks, during which 102 patients received roxadustat (initial dose of 70 mg or 100 mg, based on body weight) and 52 patients received placebo three times weekly (TIW), followed by dose titration to hemoglobin levels every four weeks as needed. After the initial eight-week period, placebo-treated patients were crossed over to receive 18 weeks of roxadustat treatment, while the active arm continued on roxadustat for the same period. The primary efficacy endpoint is hemoglobin change from baseline at the end of Week 8. A subset of roxadustat-treated patients entered the ongoing open-label extension for safety assessment and received roxadustat for up to 52 weeks of continuous exposure.

About FibroGen

FibroGen, Inc., headquartered in San Francisco, California, with subsidiary offices in Beijing and Shanghai, People’s Republic of China, is a leading biopharmaceutical company discovering and developing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF), connective tissue growth factor (CTGF) biology, and clinical development to advance innovative medicines for the treatment of anemia, fibrotic disease, and cancer. Roxadustat, the company’s most advanced product candidate, is an oral small molecule inhibitor of HIF prolyl hydroxylase (HIF-PH) activity, completing Phase 3 clinical development worldwide for the treatment of anemia in chronic kidney disease (CKD), with a New Drug Application (NDA) now approved by the National Medical Products Administration (NMPA) in China. Our partner Astellas submitted an NDA for the treatment of anemia in CKD patients on dialysis in Japan in September 2018,

Exhibit 99.2

which is currently under review by the Pharmaceuticals and Medical Devices Agency (PMDA). Roxadustat is in Phase 3 clinical development in the U.S. and Europe and in Phase 2/3 development in China for anemia associated with myelodysplastic syndromes (MDS). Pamrevlumab, an anti-CTGF human monoclonal antibody, is in Phase 3 clinical development for the treatment of idiopathic pulmonary fibrosis (IPF) and advancing towards Phase 3 for the treatment of pancreatic cancer. Pamrevlumab is also currently in a Phase 2 trial for Duchenne muscular dystrophy (DMD). FibroGen is also developing a biosynthetic cornea in China. For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development of the company’s product candidates pamrevlumab and roxadustat, the potential safety and efficacy profile of our product candidates, and our clinical, regulatory plans, and those of our partners. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2018, and our quarterly report on 10-Q for the fiscal quarter ended March 31, 2019, filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

###

Contact

FibroGen, Inc.

Karen L. Bergman

Vice President, Investor Relations and Corporate Communications

1.415.978.1433

ir@fibrogen.com

References:

1.

Chen, N, Hao, C, et al. Roxadustat for Anemia in Patients with Kidney Disease Not Receiving Dialysis. New England Journal of Medicine. To be published July 24, 2019. https://www.nejm.org/doi/full/10.1056/NEJMoa1813599

2.	Hörl WH. Anaemia management and mortality risk in chronic kidney disease. Nat Rev Nephrol 2013; 9:291-301.
3.

Chen, N, et al. Roxadustat Treatment for Anemia in Patients Undergoing Long-Term Dialysis. New England Journal of Medicine. To be published July 24, 2019. https://www.nejm.org/doi/full/10.1056/NEJMoa1901713

4.	Zhang L, Wang F, Wang L, et al. Prevalence of chronic kidney disease in China:a cross-sectional survey. Lancet 2012; 379:815-22.
5.	Collins AJ, Ma JZ, Xia A, Ebben J. Trends in anemia treatment with erythropoietin usage and patient outcomes. Am J Kidney Dis 1998; 32: Suppl 4: S133-S141.

6.	Coresh J, Selvin E, Stevens LA, et al. Prevalence of chronic kidney disease in the United States. JAMA 2007; 298: 2038-47.
7.	United States Renal Data System. USRDS 2013 annual data report: 2013 atlas of CKD & ESRD. 2013 (https://www.usrds .org/ atlas13 .aspx).
8.	Drüeke TB, Locatelli F, Clyne N, et al. Normalization of hemoglobin level in patients with chronic kidney disease and anemia. N Engl J Med 2006; 355: 2071-84.
9.	Pfeffer MA, Burdmann EA, Chen C-Y, et al. A trial of darbepoetin alfa in type 2 diabetes and chronic kidney disease. N Engl J Med 2009; 361: 2019-32.
10.	Singh AK, Szczech L, Tang KL, et al. Correction of anemia with epoetin alfa in chronic kidney disease. N Engl J Med 2006; 355: 2085-98.